Execution Version

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (“Agreement”) is made effective as of October 30, 2018, by and among DIVERSICARE OF FULTON, LLC, a Delaware limited liability company (“Fulton OpCo”), DIVERSICARE FULTON PROPERTIES, LLC, a Delaware limited liability company (“Fulton PropCo”), DIVERSICARE CLINTON, LLC, a Delaware limited liability company (“Clinton OpCo”), DIVERSICARE CLINTON PROPERTIES, LLC, a Delaware limited liability company (“Clinton PropCo”), DIVERSICARE OF GLASGOW, LLC, a Delaware limited liability company (“Glasgow OpCo”), and DIVERSICARE GLASGOW PROPERTIES, LLC, a Delaware limited liability company (“Glasgow Properties,” and together with Fulton OpCo, Fulton PropCo, Clinton OpCo, Clinton PropCo, and Glasgow OpCo, the “Sellers”), and FULTON NURSING AND REHABILITATION LLC, a Kentucky limited liability company (“Fulton OpCo Buyer”), HOLIDAY FULTON PROPCO LLC, a Kentucky limited liability company (“Fulton PropCo Buyer”), BIRCHWOOD NURSING AND REHABILITATION LLC, a Kentucky limited liability company (“Clinton OpCo Buyer”), PADGETT CLINTON PROPCO LLC, a Kentucky limited liability company (“Clinton PropCo Buyer”), WESTWOOD NURSING AND REHABILITATION LLC, a Kentucky limited liability company (“Glasgow OpCo Buyer”), WESTWOOD GLASGOW PROPCO LLC, a Kentucky limited liability company (“Glasgow PropCo Buyer,” and together with Fulton OpCo Buyer, Fulton PropCo Buyer, Clinton OpCo Buyer, Clinton PropCo Buyer, and Glasgow OpCo Buyer, the “Buyers”).
A.    Fulton OpCo, Clinton OpCo and Glasgow OpCo are each sometimes referred to herein as an “OpCo Seller”, and collectively as the “OpCo Sellers”; Fulton PropCo, Clinton PropCo and Glasgow PropCo are each sometimes referred to herein as a “PropCo Seller” and collectively as the “PropCo Sellers”; Fulton OpCo Buyer, Clinton OpCo Buyer and Glasgow OpCo Buyer are sometimes referred to herein individually as an “OpCo Buyer”, and collectively as the “OpCo Buyers”; and Fulton PropCo Buyer, Clinton PropCo Buyer and Glasgow PropCo Buyer are sometimes referred to individually as a “PropCo Buyer”, and collectively as the “PropCo Buyers”.
B.    Sellers own and operate certain skilled nursing facilities listed on Exhibit A (individually, a “Facility” and collectively, the “Facilities”), with the Real Estate and Equipment and Furnishings (each as defined below) for each Facility being owned by the PropCo Seller identified on Exhibit A and the other Assets (as defined below) and operations for such Facility being owned by the OpCo Seller identified on Exhibit A.
C.    Sellers desire to sell and transfer the assets of the Facilities to the Buyers and Buyers desire to purchase the same from Sellers, subject to the terms and conditions of this Agreement.
D.    Exhibit A also sets forth the applicable PropCo Buyer which is to acquire the Real Estate and Equipment and Furnishings for each Facility, and the applicable OpCo Buyer which is to acquire the other Assets and operations of such Facility, subject to the terms and conditions of this Agreement.
In consideration of the mutual covenants contained in this Agreement and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties intending to be legally bound hereby agree as follows:
Article 1. PURCHASE AND SALE
1.1    Purchase and Sale. Sellers agree at Closing (as defined herein), to sell, transfer, assign, convey and deliver to Buyers, and Buyers agree to purchase, acquire and accept from Sellers all right, title and interest in and to certain assets of Sellers related to the Facilities (collectively, the “Assets”), as set forth below, but expressly excluding the “Excluded Assets” (as defined in Section 1.2 below):
(1)    All right, title and interest, in and to all of the land and real property, and rights owned by Sellers and used in connection with the Facilities as listed on Exhibit 1.1(1) attached hereto, including without limitation, all buildings, structures, improvements, fixed assets and fixtures including fixed machinery and fixed equipment situated thereon or forming a part thereof and all appurtenances, easements and rights-of-way related thereto (collectively, the “Real Estate”);
(2)    All tangible personal property, medical and other equipment, machinery, data processing and computer hardware and software, furniture, furnishings, appliances, vehicles and other tangible personal property and located at the Facility (collectively, the “Equipment and Furnishings”);
(3)    All inventory of goods and supplies used or maintained in connection with the Facilities including food, cleaning materials, disposables, linens, consumables, office supplies, and medical supplies (collectively, the “Inventory”);
(4)    All personnel, resident/occupant and other records related to the Facilities (including hard, electronic and microfiche copies) and all manuals, books and records used in operating the Facilities including, without limitation, personnel policies and files and manuals, accounting records, and computer files;
(5)    To the extent transferable, all licenses, permits, registrations, certificates, accreditations and approvals necessary to operate the Facilities;
(6)    All plans and surveys, including “as-built” plans, those relating to utilities, easements and roads, and plats, specifications, engineers’ drawings, architectural renderings and similar items in Sellers’ possession;
(7)    All goodwill and, to the extent assignable by Sellers, all warranties (express or implied) and rights and claims related to the Assets or the operation of the Facilities;
(8)    All resident escrows, deposits and any prepaid rent or any other fees paid by Facility residents related to the Facility (the “Deposits”), as set forth on Exhibit 1.1(8) attached;
(9)    The Assumed Contracts, as defined in Section 3.9, and as set forth on Exhibit 3.(9) attached; and
(10)    all licenses, permits accreditations and approvals including, but not limited to, Opco Seller’s Medicare Provider Agreements, and other regulatory approvals, if any, issued by any federal, state, municipal or local governmental authority running to, or in favor of, Opco Sellers to the extent legally assignable and/or transferrable pursuant to applicable law (other than certificates of need (or the equivalent and Sellers’ provider agreements with Medicaid or any other state governmental payor program and any corresponding provider numbers)), related to the use, maintenance or operation the Facilities.
1.2    Excluded Assets. Sellers are not selling and Buyers are not purchasing or assuming obligations with respect to the following (collectively, the “Excluded Assets”):
(1)    Sellers’ corporate and fiscal records and other records that Sellers are required by law to retain in their possession and that are not included in Section 1.1(4) above;
(2)    All accounts not included in Section 1.1(8) above, notes and other receivables;
(3)    All cash, cash equivalents, cash deposits and escrows, bank accounts, money market accounts, other accounts, certificates of deposit and other investments of Sellers other than any Facility’s petty cash;
(4)    All Contracts not included in the Assumed Contracts;
(5)    Any items that are owned by Sellers’ ultimate parent company, Diversicare Healthcare Services or its affiliates, generally, such as enterprise-wide trademarks, software and manuals;
(6)    Any rights in or to the use of the name “Diversicare” or any derivative thereof; and
(7)    Any other items listed on Exhibit 1.2.
1.3    Assumed Contracts and Liabilities.
(1)    At Closing, Buyers will assume and agree to pay or perform, as the case may be, those obligations of Sellers (i) arising from or relating to the Assumed Contracts (as defined in Section 3.9 below) after Closing, and (ii) arising from all accrued vacation and paid time off for Employees (as defined in Section 3.13) who are hired by a Buyer or Buyer’s agent at Closing (collectively, the “Assumed Liabilities”).
(2)    Except for the Assumed Liabilities, Buyers shall not assume, and shall not be liable for, any debt, liability or obligation of Sellers of any type or description whatsoever, whether related or unrelated to the Assets, the Facilities or the transactions contemplated within this Agreement and Sellers shall remain liable and responsible for the payment or performance, as the case may be, of all such debts, liabilities and obligations.
(3)    For purposes of determining the credit given to Buyers at Closing for assuming the employee obligations described in Section 1.3(1)(ii) above, the amount assumed by Buyers shall be equal to one hundred percent (100%) of the accrued and unused vacation time (vested, but not unvested) plus fifty percent (50%) of the accrued unvested vacation time as shown on the payroll records delivered from Sellers to Buyers at least three (3) business days before Closing, for the last pay period ended at least five (5) business days before Closing, subject to a final adjustment in accordance with Section 2.2 in the event of any variation in the amounts estimated at Closing and the actual amount of employee obligations assumed by Buyers. Buyer shall not be liable and Seller shall indemnify and hold the Buyer harmless on account of any and all other liabilities and obligations with regard to any of the Facility’s employees (other than Employees who are hired by a Buyer or Buyer’s agent at Closing).
Article 2.     PURCHASE PRICE; ALLOCATIONS;
ACCOUNTS RECEIVABLE AND RESIDENT FUNDS
2.1    Purchase Price; Escrow.
(1)    The purchase price payable by Buyers to Sellers for the Assets shall be Eighteen Million Seven Hundred Thousand and No/100 Dollars ($18,700,000.00) (the “Purchase Price”). The Purchase Price shall be payable at Closing by wire transfer to an account designated by Sellers of immediately available, same day federal funds. At Closing, the parties shall direct the Title Company to release the Deposit (as defined below) to Sellers, and the Deposit, together with any interest earned thereon, shall be applied to the Purchase Price and Buyers shall also receive a credit for (i) vacation and sick leave as assumed by Buyers pursuant to Section 1.3(1)(ii) above, and (ii) the “PCA Credit” as defined in Section 8.6.
(2)    Upon execution of this Agreement, Buyers shall deliver to Riverside Abstract LLC, as agent for Chicago Title Insurance Company (the “Title Company”), as escrow agent, the sum of One Hundred Fifty Thousand Dollars ($150,000) as a deposit (the “Deposit”) for the payment of the Purchase Price, which shall be held in an escrow account and paid by Title Company in accordance with this Agreement. Any interest accrued on the Deposit shall be added to and become a part of the Deposit. In the event the Closing occurs as contemplated under this Agreement, the Deposit shall be applied against the Purchase Price and Buyer shall receive a credit therefor. In the event that this Agreement is terminated under Section 6.2(1)(a)-(b), 6.2(2), or Section 12.15 hereof or as a result of a default by either of the Sellers in its obligations under this Agreement, Buyers and Sellers shall deliver instructions to the Title Company within three (3) business days of such termination to return the Deposit plus any accrued interest to Buyers. In the event that this Agreement is terminated for any other reason whatsoever, Buyers and Sellers shall deliver instructions to the Deposit Escrow Agent within three (3) business days of such termination to deliver the Deposit plus any accrued interest to Seller.
2.2    Apportionable Income and Expenses. All income and expense attributable to the operation of the Facilities (measured on an accrual basis) through 11:59 p.m. on the day before the Closing shall be for the account of Sellers. Thereafter, such income and expense shall be for the account of Buyers. All apportionable items of operating income and expense applicable to any periods commencing before Closing and continuing after Closing shall be prorated between Sellers and, to the extent they are included within the Assumed Liabilities, Buyers. Apportionable operating income and expenses shall include, but shall not be limited to, such items as prepaid income, power and utility charges, personal property taxes, real estate taxes and rents.
If final prorations cannot be made at Closing for any item being prorated under this Section 2.2, Buyers and Sellers agree to allocate such items on a fair and equitable basis as soon as invoices or bills are available and applicable reconciliation have been completed, with final adjustment to be made as soon as reasonably possible after the Closing (but in no event later than ninety (90) days after the Closing, except that adjustments arising from any tax protest shall not be subject to such ninety (90) day limitation, but shall be made as soon as reasonably possible), to the effect that income and expenses are received and paid by the parties on an accrual basis with respect to their period of ownership. Payments in connection with the final adjustment shall be due no later than ninety (90) days after the Closing, except that adjustments arising from any tax protest shall not be subject to such 90-day limitation, but shall be made as soon as reasonably possible. Sellers shall have reasonable access to, and the right to inspect and audit, Buyers’ books to confirm the final prorations for a period of one (1) year after the Closing. To the extent invoices or bills for the current real estate tax year are not yet issued, the parties shall prorate such taxes on the basis of the most recent tax year and will adjust such proration within five (5) business days after Sellers or Buyers receive the real estate tax invoice for the current tax year.
2.3    Allocation of Purchase Price. The Purchase Price shall be allocated among the Assets in the manner to be agreed upon by and between the Parties prior to Closing (the “Allocation”). The parties to this Agreement agree that the Allocation shall be used by them for all purposes including tax, reimbursement and other purposes. Each party to this Agreement agrees that it will report the transaction completed pursuant to this Agreement in accordance with the Allocation, including any report made under Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”), and that no party will take a position inconsistent with the Allocation except with the prior written consent of the other parties hereto.
2.4    Accounts Receivable.
(1)    Sellers are not selling, and shall retain all right, title and interest in and to all unpaid accounts receivable with respect to the Facilities which relate to the period prior to the Closing Date, including, but not limited to, any accounts receivable arising from rate adjustments which relate to the period prior to the Closing Date even if such adjustments occur after the Closing Date (“Sellers’ A/R”). Buyers (i) shall not interfere with any of Sellers’ rights with respect to the Sellers’ A/R, including but not limited to, the right to collect the same and to enforce any and all of Sellers’ rights with respect to Sellers’ A/R; provided Sellers shall not initiate any litigation for collections against parties who continue to be residents of the Facilities after Closing without Buyers’ written consent, which consent may be granted or withheld in Buyers’ sole and absolute discretion, and (ii) agree that if they receive any proceeds with respect to the Sellers’ A/R, Buyers will hold such proceeds in trust for Sellers and shall promptly turn over those proceeds to Sellers without demand, in the form received. If Sellers receive any amounts with respect to accounts receivable for services provided after the Closing of the Facilities, such amounts shall promptly, without demand (and in no event more than five (5) business days after receipt by Sellers) be forwarded to Buyers.
(2)    Not less than two (2) business days prior to the Closing Date, Sellers shall provide Buyers with a schedule setting forth by patient their outstanding accounts receivable with respect to the Facilities as of the Closing Date.
(3)    In furtherance and not in limitation of the requirements set forth in Section 2.4, payments received by Buyers from and after the Closing Date from third party payors, including but not limited to Medicare, Medicaid, managed care and health insurance, shall be handled as follows:
(a)    If such payments specifically indicate on the accompanying remittance advice, or the parties otherwise agree, that they relate to the period prior to the Closing Date, the payments shall be forwarded to Sellers by Buyers, along with the applicable remittance advice, promptly, but in no event more than five (5) business days, after receipt thereof;
(b)    If such payments indicate on the accompanying remittance advice, or the parties otherwise agree, that they relate to the period on or after the Closing Date, they shall be retained by Buyers; and
(c)    If the period(s) for which such payments are made is not indicated on the accompanying remittance advice, and the parties are unable to agree as to the periods for which such payments relate, the parties shall assume that each payment received within sixty (60) days after the Closing Date relates to the oldest outstanding unpaid receivables for reimbursement and, based on such assumption, the portion thereof which relates to the period on and after the Closing Date shall be retained by Buyer and the balance shall be remitted to Sellers promptly, but in no event more than five (5) business days, after receipt thereof. After said sixty (60) day period, such payments which fail to designate the period to which they relate shall be first applied to post-Closing balances with any excess applied to reduce pre-Closing balances.
(4)    Any payments received by Buyers within thirty (30) days after the Closing Date from or on behalf of private pay patients with outstanding balances as of the Closing Date which fail to designate the period to which they relate, will first be applied by Buyer to reduce the patients’ pre-Closing Date balances, with any excess applied to reduce any balances due for services rendered by Buyer after the Closing Date.
(5)    In the event the parties mutually determine that they misapplied any payment hereunder, the party that erroneously received the payment shall remit it to the other party promptly, but in no event more than five (5) business days, after the determination of misapplication is made.
(6)    For the first anniversary of the Closing Date or until Sellers receive payment of all accounts receivable attributed to the operation of the Facilities prior to the Closing Date, whichever is sooner, by the 20th day of each month, Buyers shall provide Sellers with a report setting forth all amounts received by Buyers during the preceding month with respect to Sellers’ A/R which are set forth in the schedule provided by Sellers pursuant to Section 2.4, together with all supporting documentation. Sellers shall have the right to inspect all cash receipts of Buyers during weekday business hours in order to confirm Buyers’ compliance with the obligations imposed on it under this Section.
2.5    Transfer on Resident Trust Funds.
(1)    Upon execution of this Agreement, each OpCo Seller shall prepare and deliver to the applicable PropCo Buyer a current true, correct, and complete accounting and inventory (properly reconciled) of any resident trust funds and residents’ property held by such OpCo Seller in trust for residents at the Facility operated by such OpCo Seller (the “Resident Trust Funds”). Not less than seven (7) days prior to Closing, each OpCo Seller shall prepare and deliver to the applicable PropCo Buyer an updated true, correct and complete accounting and inventory (properly reconciled) of the Resident Trust Funds.
(2)    As of the Closing Date, each OpCo Seller hereby agrees to transfer to the applicable OpCo Buyer the Resident Trust Funds and such OpCo Buyer hereby agrees to accept such Resident Trust Funds in trust for the residents/responsible parties and be solely accountable to the residents/responsible parties for such Resident Trust Funds in accordance with the terms of this Agreement and applicable statutory and regulatory requirements.
(3)    Within five (5) days after the Closing Date, each OpCo Seller shall prepare a final reconciliation comparing the actual Resident Trust Fund balance on the Closing Date to the amount of the Resident Trust Funds transferred to the applicable OpCo Buyer at the Closing and to the extent the former exceeds the latter, the such OpCo Seller shall remit such excess to the applicable OpCo Buyer or to the extent the latter exceeds the former, the applicable OpCo Buyer shall remit such excess to the such OpCo Seller.
(4)    No Seller shall have any responsibility to the applicable resident/responsible party and regulatory authorities with respect to any Resident Trust Funds amounts delivered to OpCo Buyers. An OpCo Seller shall be responsible for claims arising from any inaccuracy in the accounting and inventory of Resident Trust Funds provided hereunder.
2.6    Assignment to Bill and Collect During Interim Billing Period.
(1)    In order to allow Buyers to fully bill and collect for services provided by Buyers at the Facilities to beneficiaries of Government Programs during the Interim Billing Period (as defined below) and in compliance with applicable Law, Seller hereby agrees to assign its Medicare agreement with respect to the Facility and authorizes Buyer to use Seller’s National Provider Identifier (“NPI”) and/or Medicaid contract number with respect to the Facility for the sole purpose of billing any claims to Medicare or Medicaid for services rendered by Buyer at the Facility during the Interim Billing Period (the “Interim Accounts Receivable”). At Buyer’s sole expense with respect to any third party expenses incurred by Seller (with Seller giving Buyer prior notice of the expected incurrence of such expenses), Seller shall cooperate in good faith and provide Buyer with reasonable assistance necessary in order to allow Buyer to collect the Interim Accounts Receivable, including withholding the submission of Seller’s forms to deactivate its NPI number, or change its bank account during the Interim Billing Period. Seller hereby authorizes Buyer to take, and Buyer shall be solely liable for and shall indemnify and hold Seller and its Affiliates harmless for, the following actions with respect to the Interim Accounts Receivable: (i) to bill Government Programs using Seller’s NPI or Medicare or Medicaid program number(s); (ii) to collect Interim Accounts Receivable resulting from such billing using Seller’s NPI or program numbers; and (c) to take possession of and, subsequent to receipt, to endorse in the name of Seller, any notes, checks, money orders and other instruments received in payment of Interim Accounts Receivable. Sellers shall reasonably cooperate with Buyer’s efforts to obtain “hardship status” from Medicaid for purposes of billing Medicaid Interim Accounts Receivable. Buyer shall be responsible, at Buyer’s sole expense, for disputing all disallowances or claims denials with respect to the Interim Accounts Receivable, and shall refund any amounts paid with respect to the Interim Accounts Receivable that are subsequently denied.
(2)    It is understood and agreed that the Medicare and Medicaid programs will make payment on certain of the Interim Accounts Receivable directly into a bank account of Seller (the “Seller Bank Account”). Without limiting the generality of the foregoing, the following reconciliation procedure shall be followed with respect to the Interim Accounts Receivable. No later than the third business day of each calendar week, Seller shall provide Buyer with any explanation of benefit (“EOB”) forms received by Seller during the previous calendar week that reflect payments for services provided by Buyer after the Closing. Within three (3) business days of Seller’s delivery to Buyer of any such EOB forms, Seller shall remit to Buyer an amount equal to the amount set forth in such EOB forms as payable to Buyer. Buyer shall be solely responsible for the collection of all Interim Accounts Receivable from all applicable payors. If, prior to the Due Diligence Termination Date, Buyer’s lender requests an intercreditor agreement with Sellers’ lender further securing the payment obligations under this Section 2.6(2), Sellers shall make such request of Sellers’ lender and act in good faith to obtain their consent to such request.
(3)    For purposes of this Agreement, “Interim Billing Period” shall mean: (i) for Medicare, the period commencing as of the Closing Date and ending upon the earlier of (A) the date set forth in written notice from Buyer to Seller that Buyer’s Medicare Change of Ownership application has been processed, (B) the Regional Office has issued the tie-in notice approving the Change of Ownership, and (C) Buyer has received approval to file claims under the assigned provider agreement and Buyer’s NPI number; and (ii) for Medicaid, the period commencing as of the Closing Date and ending upon the earlier of (A) the date that Buyer is able to file claims under Buyer’s new Medicaid contract or (B) such date that is two hundred forty (240) days following the Closing Date. Seller and Buyer will cooperate in good faith with one another both before and after the Closing Date to obtain approval of such Change of Ownership applications as expeditiously as possible after the Closing Date.
(4)    Buyers shall maintain, and be responsible for adequate patient records to substantiate compliance with applicable Medicare and Medicaid guidelines; shall document the necessity and provision of medical care for each patient for which it submits bills under this Section 2.6. Buyers shall be responsible for verifying the accuracy of the content of all claims submitted by Buyers hereunder. If Buyers access the EDI (or any similar arrangement) Buyers shall not alter or modify in any way any information pertaining to claims submitted for services provided at any Facility prior to the Interim Billing Period.
Article 3.     REPRESENTATIONS AND WARRANTIES OF SELLERS
As a material inducement to Buyers to enter into this Agreement and to consummate the transactions contemplated herein, Sellers hereby represent and warrant to Buyers, which representations and warranties shall be true and correct on the date hereof and as of the date of Closing, as follows:
3.1    Organization, Qualification and Authority. Each Seller is a limited liability company organized, validly existing and in good standing in the State of Delaware, and is in good standing and qualified to do business as a foreign limited liability company in the State of Kentucky. Each Seller has full power and authority to own and operate its respective Facility and its Assets as presently owned and operated and to carry on its business as it is now being conducted. Each Seller has the full right, power and authority to execute, deliver and carry out the terms of this Agreement and all documents and agreements necessary to give effect to the provisions of this Agreement and to consummate the transactions contemplated on the part of each such Seller hereby. The execution, delivery and consummation of this Agreement, and all other agreements and documents executed in connection herewith by each Seller, have been duly authorized by all necessary action on the part of such Seller and such Seller has provided to Buyers certified copies of resolutions or consents of Sellers evidencing such authorizations. No action, consent or approval on the part of Sellers or any other person or entity is necessary to authorize Sellers’ due and valid execution, delivery and consummation of this Agreement and all other agreements and documents executed in connection herewith. This Agreement and all other agreements and documents executed in connection herewith by each Seller, upon execution and delivery thereof, constitute the valid and binding obligations of such Seller, enforceable in accordance with their respective terms.
3.2    Absence of Default. To Sellers’ Knowledge, the execution, delivery and consummation of this Agreement and all other agreements and documents executed in connection herewith by Sellers will not constitute a material violation of, or be in conflict with, and will not, with or without the giving of notice or the passage of time, or both, result in a material breach of, constitute a material default under, or create or cause the acceleration of the maturity of any material debt, indenture, obligation or liability affecting the Assets or the Facility pursuant to, or result in the creation or imposition of any security interest, lien, charge or other encumbrance upon any of the Assets under: (1) any term or provision of the governing documents of Sellers; (2) any judgment, decree, order, regulation or rule of any court or regulatory authority; or (3) any law, statute, rule, regulation, order, writ, injunction, judgment or decree of any court or governmental authority or arbitration tribunal to which Sellers and/or the Assets are subject.
3.3    Financial Statements. Attached hereto as Exhibit 3.3 are true and correct copies of the unaudited balance sheets for the Facilities as of December 31, 2016 and 2017, and unaudited income statements for the years then ending, and the interim unaudited balance sheet and income statement of the Facilities for the eight (8) month period ended August 31, 2018 (collectively, the “Financial Statements”). The Financial Statements present fairly in all material respects in accordance with GAAP, consistently applied, the financial condition of the Facilities as of the dates thereof and the results of its operations for the period(s) covered thereby. The foregoing notwithstanding, the Financial Statements are not and will not be prepared in accordance with GAAP to the extent that such Financial Statements (a) are subject to cost report and other year-end audit adjustments, (b) do not contain footnotes, (c) were prepared without physical inventories, (d) are not restated for subsequent events, (e) may not contain a statement of construction in process, and (f) may not fully reflect the following liabilities: (i) vacation, holiday and similar accruals, (ii) liabilities payable in connection with workers’ compensation claims, (iii) liabilities payable to any employee welfare benefit plan (within the meaning of Section 3(1) of ERISA) maintained by Sellers or their affiliates on account of Sellers’ employees, (iv) federal, state and local income or franchise taxes and (v) bonuses payable to certain employees.
3.4    Operations Since December 31, 2017. Except as set forth on Exhibit 3.4, to Sellers’ Knowledge, since December 31, 2017, there has been no:
(1)    Material change in the condition, financial or otherwise, of Sellers, the Facilities or the Assets that has, or could reasonably be expected to have, a material adverse effect on any of the Assets, the Facilities or future prospects of the Facilities, or the results of the operations of Sellers;
(2)    Uninsured loss, damage or destruction in excess of Fifty Thousand and No/100 Dollars ($50,000.00) of or to any of the Assets;
(3)    Sale, lease, transfer or other disposition by Sellers of, or mortgages or pledges of or the imposition of any lien or encumbrance on, any portion of the Assets;
(4)    Material increase in the compensation payable by any Seller to any of its employees other than those made in the ordinary course of business, or any increase in, or institution of, any bonus, insurance, pension, profit-sharing or other employee benefit plan or arrangements; or
(5)    Strike, work stoppage, labor organizational efforts, complaints other than grievance procedures in the ordinary course of business, or any collective bargaining agreements with any union or other labor dispute at the Facility;
(6)    Material change in any method of accounting or accounting practice not required under GAAP;
(7)    Extraordinary losses, canceled debts or waiver of any claims or rights of substantial value not shown in the Financial Statements; or
(8)    Increase in the regular rate of compensation payable by it to any employee, member, or any physician other than normal merit and cost of living increases granted in the ordinary course of business.
3.5    Employment Discrimination. Seller is in material compliance with all material federal and state laws respecting employment and employment practices, terms and conditions of employment, wages and hours and nondiscrimination in employment, and is not engaged in any unfair labor practice. No person or party (including, without limitation, any governmental agency) has asserted, or threatened to assert, any claim for any action or proceeding against any Seller (or any officer, director, employee, agent or member of any Seller) arising out of any statute, ordinance or regulation relating to wages, collective bargaining, discrimination in employment or employment practices or occupational safety and health standards including, without limitation, the Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, as amended, the Occupational Safety and Health Act, the Age Discrimination in Employment Act of 1967, the Americans With Disabilities Act and the Family and Medical Leave Act.
3.6    Licenses and Permits. Each Facility has all licenses, permits, registrations, certificates and accreditations (collectively, the “Licenses and Permits”) necessary for the applicable OpCo Seller to occupy and operate such Facility as a nursing facility. There is no material default under any of the Licenses and Permits, nor do Sellers know of any grounds for revocation, suspension or limitation of any of the Licenses or Permits. No written or, to Seller’s Knowledge, verbal notices have been received by any Seller with respect to any threatened or pending revocation, termination, suspension or limitation of any of the Licenses and Permits.
3.7    Compliance with Zoning, Land Use and Other Laws. To Sellers’ Knowledge, none of the Real Estate is in violation of any zoning, building code or other similar land use law applicable thereto, except where there exist applicable variances, conditional use permits, waivers or exemptions with respect to any non-conforming use or other zoning, building codes or similar land use matters. To Sellers’ Knowledge, the consummation of the transactions contemplated herein will not result in the termination of any applicable zoning variance, conditional use permit, waiver or exemption relating to the Real Estate with respect to any such non-conforming use or other zoning, land use or building codes matters.
3.8    Title to Assets.
(1)    Except as set forth on Exhibit 3.8(1), Sellers are the sole legal and beneficial owners of, or have the exclusive, unrestricted right and authority to use and transfer to Buyers, the personal property included in the Assets, free and clear of all mortgages, security interests, liens, leases, covenants, assessments, easements, options, rights of refusal, restrictions, reservations, defects in the title, encroachments and other encumbrances.
(2)    The descriptions of the Real Estate contained in Exhibit 1.1(1) hereto include all real property owned by Sellers in connection with the Facilities. At Closing, the PropCo Sellers will be the sole and exclusive holder of all right, title and interest in the Real Estate and at Closing will have, good, marketable and insurable title, and will be in possession of, all of the Real Estate used in connection with the Facilities. At Closing, the Real Estate shall be free and clear of all mortgages, liens, leases, assessments, easements, covenants, options, rights of refusal, restrictions, reservations, defects in title, encroachments and other encumbrances or claims of any other person or party, except for (i) any lien to secure the payment of real estate taxes, including special assessments, not delinquent, (ii) all applicable laws, ordinances, rules and governmental regulations affecting the use and occupancy of the Real Estate, (iii) easements for the installation or maintenance of utilities serving the Real Estate, (iv) easements, restrictions and other matters applicable to the Real Estate that do not hinder, interfere with or prohibit the use and occupancy of the Real Estate as skilled nursing facility, and (v) those matters which are approved, waived or deemed approved in accordance with Section 8.8(3) hereof (the “Permitted Exceptions”). The PropCo Sellers have, and will at Closing have, the full right and authority to transfer and convey the Real Estate to the PropCo Buyers as contemplated by the terms of this Agreement, and to vest in the PropCo Buyers good, marketable and insurable title and the lawful right to possess and use the Real Estate.
3.9    Contracts.
(1)    Exhibit 3.9 attached hereto sets forth a complete and accurate list of all contracts, agreements, purchase orders, leases, subleases, options and commitments, oral or written, and all assignments, amendments, schedules, exhibits and appendices thereof, affecting or relating to the Facilities or any Asset to which any Seller is a party or by which any Seller, the Assets or a Facility is bound or affected, including, without limitation, service contracts, management agreements and equipment leases (collectively, the “Contracts”). At least thirty (30) days prior to the Closing Date, Buyers shall notify Sellers of which Contracts it intends to assume, and such Contracts shall hereinafter be the “Assumed Contracts”; provided, however, that no Contracts held by the Sellers pursuant to any national or regional contract benefitting multiple facilities owned or operated by affiliates of the Sellers shall constitute Assumed Contracts. All Contracts not included in the Assumed Contracts shall be retained by Sellers.
(2)    None of the Contracts have been materially modified, amended, assigned, transferred or subordinated except as described on Exhibit 3.9 and each is in full force and effect and is valid, binding and enforceable in accordance with its respective terms.
(3)    To Sellers’ Knowledge, no event or condition has happened or presently exists that constitutes a default or breach or, after notice or lapse of time or both, would constitute a default or breach by any party under any of the Assumed Contracts. To Sellers’ Knowledge, there are no counterclaims or offsets under any of the Assumed Contracts.
3.10    Environmental Matters.
(1)    Hazardous Substances. As used in this Section, the term “Hazardous Substances” means any hazardous or toxic substance, medical or biologic material or waste or other material or waste including, but not limited to, those substances, materials, and wastes defined in Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), listed in the United States Department of Transportation Table (49 CFR 172.101) or by the Environmental Protection Agency as hazardous substances pursuant to 40 CFR Part 302, or which are regulated under any other Environmental Law (as defined herein), or any hydrocarbons, petroleum, petroleum products, asbestos, polychlorinated biphenyls, formaldehyde, radioactive substances, flammables or explosives.
(2)    Compliance with Laws and Regulations. To Sellers’ Knowledge, (i) the Real Estate is not subject to any material environmental hazards, risks, or liabilities and (ii) the Real Estate is not in violation of any federal, state or local statutes, regulations, laws or orders pertaining to the protection of human health and safety or the environment (collectively, “Environmental Laws”), including, without limitation, CERCLA, and the Resource Conservation and Recovery Act, as amended (“RCRA”) and (iii) Sellers have not received any notice alleging or asserting either a violation of any Environmental Laws or an obligation to investigate, assess, remove, or remediate any Hazardous, Substances in or on the Real Property under or pursuant to any Environmental Laws. All operations, use or occupancy of the Real Estate, or any portion thereof, by Sellers and any agent, contractor or employee of any agent or contractor of any Seller (collectively, “Agents”), or any tenant or subtenant of any Seller of any part of the Real Estate, have been in material compliance with any and all Environmental Laws Sellers, Affiliates and Agents have kept the Real Estate free of any lien imposed pursuant to Environmental Law.
(3)    No Investigation. Sellers: (i) have not either received or been issued a notice, demand, request for information, citation, summons or complaint regarding an alleged failure to comply with Environmental Law; or (ii) is not subject to any existing, pending, or threatened investigation or inquiry by any governmental authority for failure to comply with, or any remedial obligations under, Environmental Law, and there are no circumstances known to Sellers which could serve as a basis therefor. Sellers have not assumed any liability of any third party for clean up under, or noncompliance with, Environmental Law.
(4)    No Disposal, Discharge or Release. Sellers have not disposed of, discharged or released any Hazardous Substances on, in, under or upon, or from the Real Estate, except for uses and temporary storage of Hazardous Substances reasonably necessary to the customary operation of a skilled nursing facility in material compliance with applicable Environmental Laws (including the presence of asbestos maintained in compliance with applicable Environmental Laws).
Sellers shall promptly notify Buyers in writing of any order of which any Seller is aware, receipt of any notice of violation or noncompliance with any Environmental Law, any threatened or pending action of which either is aware by any regulatory agency or governmental authority, or any claims made by any third party of which it is aware relating to Hazardous Substances on, emanations on or from, releases on or from, the Real Estate; and shall promptly furnish Buyers with copies of any written correspondence, notices or legal pleadings and written summaries of any oral communications or notices in connection therewith.
3.11    Condemnation. No part of the Real Estate is currently subject to condemnation proceedings and, to Sellers’ Knowledge, no condemnation or taking is threatened or contemplated. No part of the Real Estate is subject to any pending or threatened plans to modify or realign any street or highway that would result in the taking of all or any part of any adjacent street or highway that would adversely affect the current use of the Real Estate.
3.12    Litigation. Except as set forth on Exhibit 3.12, Sellers have received no written notice of any material violation of any law, rule, regulation, ordinance or order of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality. Except as set forth in Exhibit 3.12 attached hereto, there are no lawsuits, proceedings, actions, arbitrations, governmental investigations, claims, inquiries or proceedings pending or, to Seller’s knowledge, threatened involving Sellers, any of the Assets or the Facilities and Sellers know of no basis therefor. A list of each lawsuit, administrative proceeding, governmental investigation, arbitration or other action commenced against any Seller during the past three (3) years is set forth on Exhibit 3.12 attached hereto.
3.13    Sellers’ Employees. Exhibit 3.13 attached hereto sets forth: (1) a complete list of all of Sellers’ employees at the Facilities (collectively, the “Employees”) and rates of pay; (2) categorization of each such person as a full-time or part-time employee of a Seller; (3) the employment dates and job titles of each such person; and (4) a list of any and all fringe benefits and personnel policies. For purposes of this Section, “part-time employee” means an employee who is employed for an average of fewer than twenty (20) hours per week or who has been employed for fewer than six (6) of the twelve (12) months preceding the date on which notice is required pursuant to the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. § 2102 et seq. Except as provided in Exhibit 3.13, no Seller has any employment agreements with the Employees and all such Employees are employed on an “at will” basis. Sellers will terminate all of the Employees at Closing. The parties expressly agree that Sellers shall retain responsibility for and timely pay all salaries and wages, paid time off benefits, related payroll taxes and all retention bonuses, retirement and other fringe benefits that have accrued to the Employees through Closing; provided that Buyers shall assume accrued vacation and paid time off obligations pursuant to Section 1.3(1) above.
3.14    Labor Relations. Sellers are not a party to any labor contract, collective bargaining agreement, contract, Letter of Understanding, or any other arrangement, with any labor union or organization which obligates such Seller to compensate its employees at prevailing rates or union scale nor are any of its employees represented by any labor union or organization. There is no pending or threatened labor dispute, work stoppage, unfair labor practice complaint, strike, administrative or court proceeding or order between any Seller and any present or former employee(s) of such Seller.
3.15    Insurance. A complete and accurate list of all insurance policies held by Sellers with respect to the Facilities is set forth on Exhibit 3.15 attached hereto. True and complete copies of such policies have previously been provided to Buyers. Exhibit 3.15 also sets forth a summary of Sellers’ current insurance coverage (listing type, carrier and limits), and includes a list of any pending insurance claims relating to Sellers. No Seller is in material default or material breach with respect to any provision of any such insurance policies nor has any Seller failed to give any notice or to present any claim thereunder in due and timely fashion.
3.16    Broker’s or Finder’s Fee. Sellers have not employed and are not liable for the payment of any fee to any finder, broker, consultant or similar person in connection with the transactions contemplated by this Agreement, except that the parent corporation of Sellers has retained and will owe a fee to Blueprint Healthcare Real Estate Advisors, LLC, in cooperation with Kentucky Select Properties, LLC. Sellers shall indemnify and hold Buyers harmless from any breach of this representation.
3.17    Employee Benefit Plans.
(1)    Exhibit 3.17 lists all deferred compensation, incentive compensation, stock purchase, stock option or other equity-based, retention, change in control, severance or termination pay, hospitalization or other medical, life, dental, vision, disability or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plans, programs, agreements or arrangements, and each other fringe or other employee benefit plan, program, agreement or arrangement (including any “employee benefit plan”, within the meaning of Section 3(3) of ERISA), sponsored, maintained or contributed to or required to be contributed to by Seller or any of its Subsidiaries for the benefit of any current or former employee or director (and/or their dependents or beneficiaries) of Seller or its Subsidiaries, or with respect to which Seller or its Subsidiaries otherwise has any material liabilities or material obligations (the “Employee Benefit Plans”).
(2)    No Employee Benefit Plan is (i) a “multiemployer plan,” as such term is defined in Section 3(37) of ERISA or (ii) a plan that is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, and neither Seller or any of its Subsidiaries, has maintained, contributed to, or been required to contribute to any Employee Benefit Plan described in clauses (i) or (ii) above within the last six years.
(3)    None of the Employee Benefit Plans that are “welfare benefit plans,” within the meaning of Section 3(1) of ERISA, provide for continuing benefits or coverage after retirement, except for COBRA rights under a “group health plan” as defined in Section 4980B(g) of the Code and Section 607 of ERISA.
3.18    Compliance with Laws. Sellers have received no written or, to Sellers’ Knowledge, verbal notices of non-compliance with any laws, rules and regulations applicable to the Assets or Facilities. Sellers are in material compliance with all federal, state and local laws, rules and regulations which relate to the operations of the Facilities.
3.19    WARN Act. Within the period ninety (90) days prior to Closing, Sellers have not temporarily or permanently closed or shut down any single site of employment or any facility or any operating unit, department or service within a single site of employment, as such terms are used in WARN.
3.20    Tax Returns; Taxes. Sellers have filed all federal, state and local tax returns and tax reports required by such authorities to be filed. Sellers have paid all taxes, assessments, governmental charges, penalties, interest and fines due or claimed to be due (including, without limitation, taxes on properties, income, franchises, licenses, sales and payrolls) by any federal, state or local authority. There is no pending tax examination or audit of, nor any action, suit, investigation or claim asserted or, to Sellers’ Knowledge, threatened against Sellers by any federal, state or local authority. All tax returns are (and with respect to the final returns will be) at the time of filing complete and accurate and in accordance with the tax laws applicable thereto and disclose all taxes required to be paid for the periods covered thereby. Proper amounts have been collected or withheld by Sellers for all income, franchise, property, sales, employment or other taxes payable or anticipated to be payable and for the payment of all other taxes (including without limitation all employment, sales or use taxes). Proper amounts have been withheld or collected from each payment made or to be made to each employee of any Seller for all taxes required to be withheld therefrom.
3.21    Medicaid. In connection with the Facilities, the OpCo Sellers participate in the Medicaid Program (the “Program”) under valid Medicaid contracts and reimbursement agreements (collectively, the “Program Agreements”). Each OpCo Seller is in material compliance with rules and policies respecting the Program, and there is no threatened or pending revocation, suspension, termination, probation, restriction, limitation or non-renewal affecting any of the OpCo Sellers’ Program Agreements.
3.22    Medicare.
(1)    Each Facility is fully qualified as a provider of, and is in compliance, in all material respects, with all conditions for participation in Medicare.
(2)    Each Seller has timely filed all cost reports required to be filed in connection with Medicare, and has delivered to Buyers true, correct and complete copies of all such cost reports filed for each of the last three (3) completed fiscal years, together with all claims and adjustments asserted by the applicable governmental authority and any settlement thereof.
(3)    Except for reviews conducted by the applicable regulatory authorities in the ordinary course of business, Sellers have not been notified of any validation review or program integrity review related to the Facility, and no such review has been conducted or is currently pending by any regulatory authority relating to Medicare.
(4)    Neither Sellers nor, to the Sellers’ knowledge any employee of Sellers, has been convicted of or pleaded guilty or no contest to any criminal offense related to the operation of the Facilities, and, to the knowledge of Sellers, no person has committed any offense that could serve as the basis for suspension, restriction or exclusion of the Facilities from Medicare.
(5)    Sellers have not received written notice of any proceeding, and Sellers have no knowledge or reason to believe that any proceeding has been recommended or is threatened by any applicable regulatory authority to investigate, revoke, limit, suspend or take any adverse action against any Seller’s participation in Medicare.
3.23    Accreditation; Survey Reports. No Seller has received any written notice of material deficiency from The Joint Commission or any other crediting organization with respect to its Facility’s current accreditation period that require any material action or response by such Seller that have not been corrected or otherwise remedied. Sellers have made available to the Buyers true and complete copies of (i) each Facility’s most recent Joint Commission or other accreditation survey report and deficiency list, if any and (ii) each Facility’s (A) most recent Statement and Deficiencies and Plan of Correction on Form HCFA-2567, (B) most recent state licensing report and list of deficiencies, if any, and (C) the most recent fire marshal’s survey and deficiency list, if any, and the corresponding plans of correction or other responses.
3.24    Inventory. The inventory of Sellers located at the Facilities on the Closing Date will be of a quantity consistent with prior practices, and will include at least a five (5) day supply of food and at least a seven (7) day supply of medical and pharmaceutical inventories and supplies.
3.25    Assets Necessary to Business. The Assets together with the Excluded Assets are all of the assets used by Sellers to carry on the business of the Facilities as presently conducted. Since the date of the most recent Financial Statements, neither Sellers nor the Facilities have sold any of the Facilities’ Assets except sales of inventory in the ordinary course of business.
3.26    Compliance Program. Seller has provided to Buyer a copy of its current compliance program materials. Except as set forth on Exhibit 3.26, Seller (a) is not a party to a Corporate Integrity Agreement with the Office of Inspector General of the Department of Health and Human Services, (b) has no reporting obligations pursuant to any settlement agreement entered into with any Governmental Entity, (c) has not been, to Sellers’ knowledge, the subject of any government payor program investigation conducted by any federal or state enforcement agency, (d) has not been a defendant in any qui tam/False Claims Act or similar litigation, (e) has not been served with or received any search warrant, subpoena, civil investigative demand, contact letter, or telephone or personal contact by or from any federal or state enforcement agency (except in connection with medical services provided to third-parties who may be defendants or the subject of investigation into conduct unrelated to the operation of the Facility or any other health care businesses conducted by Seller), and (f) to Seller’s knowledge, has not received any written complaints or complaints through their telephonic hotlines from employees, independent contractors, vendors, physicians, or any other person that would indicate that Seller has in the past violated, or is currently in violation of, any law or regulation. Buyer has been provided with a description of each audit and investigation conducted by Seller pursuant to its compliance program with respect to the Facility during the last three years. For purposes of this Agreement, the term “Compliance Program” refers to provider programs of the type described in the Compliance Program Guidance published by the Office of Inspector General of the Department of Health and Human Services.
3.27    Reimbursement Matters. All Medicare and Medicaid cost reports filed by Sellers for the past four (4) years, either not audited by the fiscal intermediary or audited and not formally settled are listed on Exhibit 3.27. A statement setting forth the audit status of such Medicare cost reports is set forth in Exhibit 3.27. Except as set forth in Exhibit 3.27, to Sellers’ Knowledge, the amounts set up as provisions for Medicare and Medicaid adjustments and adjustments by any other third-party payors on the Financial Statements are sufficient to pay any amounts for which Sellers may be liable. Sellers are aware of no basis for any claims against Sellers by any third-party payors other than routine Medicare and Medicaid audit adjustments.
3.28    Non-Foreign Status; Patriot Act. Sellers are not a “foreign person” as such term is defined in Section 1445(f) of the Code. Seller is a “United States person” within the meaning of Section 7701(a)(30) of the Code. Seller is in compliance with the requirements of Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) (the “Order”) and other similar requirements contained in the rules and regulations of the Office of Foreign Assets Control, Department of the Treasury (OFAC) and in any enabling legislation or other Executive Orders or regulations in respect thereof (the Order and such other rules, regulations, legislation, or orders are collectively called the “Orders”). Neither Seller nor any beneficial owner of Seller: (i) is listed on the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to the Order and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders (such lists are collectively referred to as the “Lists”); (ii) is a Person who has been determined by competent authority to be subject to the prohibitions contained in the Orders; or (iii) is owned or controlled by, or acts for or on behalf of, any Person on the Lists or any other Person who has been determined by competent authority to be subject to the prohibitions contained in the Orders.
3.29    Program Compliance. Neither Sellers nor any Affiliate of Sellers is a party to, or the beneficiary of, any agreement, contract, understanding or business venture with any provider or referral source that violates the Medicare/Medicaid Fraud and Abuse amendments or any regulations thereunder adopted by the U.S. Department of Health and Human Services or any regulations adopted by any other federal or state agency or that results in overutilization of health care services by residents of the Facility.
3.30    Life Care Contracts. Sellers are not party to any endowment, “life care,” or other lump sum monetary payment contract or agreement in connection with the use or occupancy of the Facility by any person. No person using or occupying any part of the Facility has paid any entrance fee, investment fee, endowment, “life care” fee, or other lump sum monetary payment in connection with his or her use or occupancy of the Facility, and no person using or occupying ay part of the Facility has been promised any special concessions or care.
3.31    Certain Representations with Respect to the Facility.
(1)    The Facilities do not currently, and have not during the period operated by Sellers, participated in the TriCare (formerly known as CHAMPUS) program.
(2)    Sellers have no Knowledge of any unresolved fire code violations at the Facilities.
(3)    During the three (3) year period prior to the Closing Date, Sellers have not received any of the following with respect to the Facilities:
(a)    A notice of a material Life Safety Code deficiency cited by Center for Medicare and Medicaid Services or any other Governmental Entity, or state or local building, fire safety or health authorities that have not been corrected as of the date hereof;
(b)    A notice that any Facility is not in substantial compliance with the requirements for participation on the Medicare and/or Medicaid reimbursement program, which notice has not been cured; and
(c)    A notice of imposition of civil monetary penalties or other intermediate sanctions in accordance with 42 CFR § 488.430 et seq.
Article 4.     REPRESENTATIONS AND WARRANTIES OF BUYERS
As an inducement to Sellers to enter into this Agreement and to consummate the transactions contemplated herein, Buyers hereby represent and warrant to Sellers, which representations and warranties shall be true and correct on the date hereof and on the date of Closing, as follows:
4.1    Organization, Qualification and Authority. Each Buyer is a limited liability company duly organized under the laws of the State of Kentucky, validly existing and in good standing under the laws of the State of Kentucky. Each Buyer has the full power and authority to own, lease and operate its properties and assets as presently owned, leased and operated and to carry on its business as it is now being conducted. Each Buyer has the full right, power and authority to execute, deliver and carry out the terms of this Agreement and all documents and agreements necessary to give effect to the provisions of this Agreement and to consummate the transactions contemplated on the part of Buyer hereby. The execution, delivery and consummation of this Agreement and all other agreements and documents executed in connection herewith by Buyers has been duly authorized by all necessary corporate action on the part of each Buyer. No other action on the part of Buyers or any other person or entity is necessary to authorize the execution, delivery and consummation of this Agreement and all other agreements and documents executed in connection herewith. This Agreement, and all other agreements and documents executed in connection herewith by Buyers, upon due execution and delivery thereof, shall constitute the valid binding obligations of Buyers, enforceable in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general principles of equity.
4.2    Absence of Default. The execution, delivery and consummation of this Agreement and all other agreements and documents executed in connection herewith by Buyers will not constitute a violation of, be in conflict with, or, with or without the giving of notice or the passage of time, or both, result in a breach of, constitute a default under, or create (or cause the acceleration of the maturity of) any debt, indenture, obligation or liability or result in the creation or imposition of any security interest, lien, charge or other encumbrance upon any of the Assets under: (1) any term or provision of the Articles of Organization or other governing documents of Buyer; (2) any judgment, decree, order, regulation or rule of any court or regulatory authority; or (3) any law, statute, rule, regulation, order, writ, injunction, judgment or decree of any court or governmental authority or arbitration tribunal to which Buyer is subject.
4.3    Broker’s or Finder’s Fee. Buyers have not employed and are not liable for the payment of any fee to any finder, broker, government official, consultant or similar person in connection with the transactions contemplated by this Agreement. Buyers shall indemnify and hold Sellers harmless from any breach of this representation.
Article 5.     COVENANTS OF PARTIES
5.1    Preservation of Facilities and Assets. From the date hereof through Closing, Sellers shall use commercially reasonable efforts to preserve, protect and maintain intact the operation of the Facilities and Assets as a going concern consistent with prior practice and not other than in the ordinary course of business. Buyers and Sellers shall use commercially reasonable efforts to facilitate the consummation of the transactions contemplated under this Agreement. Until termination of this Agreement, Sellers agree that they will not sell or transfer, or negotiate the sale or transfer of, the Assets or the Facilities. From the date hereof until Closing, Sellers will not sell, discard or dispose of any of the Assets other than in the ordinary course of business. From the date hereof through Closing, Sellers will not make any material change or improvement upon or about the Real Estate without the prior written consent of Buyers. From the date hereof through Closing, Sellers will maintain and keep the Assets in a sanitary, well-maintained condition and in good order and repair.
5.2    Absence of Material Change. From the date hereof through Closing, Sellers shall not make any material change in the operations of the Facilities without the prior written consent of Buyers.
5.3    Access to Books and Records.
(1)    From the date hereof through Closing, Sellers shall give Buyers and Buyers’ counsel, accountants and other representatives reasonable access to all of Sellers’ offices, properties, books, contracts and records relating to the Facilities so that Buyers may inspect and audit them and shall furnish to Buyers a copy of all documents and information concerning the Facilities as Buyers may request. If any such books, records and materials are in the custody of third parties, Sellers shall direct such third parties to promptly provide them to Buyers. Copies of documents furnished to Buyers by Sellers will be returned by Buyers upon request if the transaction is not consummated. Sellers shall provide Buyers promptly with interim financial statements of Sellers and any other management reports, as and when they are available.
(2)    Following Closing, Buyers shall permit Sellers’ representatives (including, without limitation, its counsel and auditors), during normal business hours, to have reasonable access to, and examine and make copies of, all books and records of the Facilities which relate to transactions or events occurring through Closing. For a period of five (5) years after Closing or such longer period as may be mandated by law, Buyers agree that, prior to the destruction or disposition of any such books or records, Buyers shall provide not less than forty-five (45) days, nor more than ninety (90) days, prior written notice to Sellers of such proposed destruction or disposal. If Sellers desire to obtain any such documents or records, they may do so by notifying Buyers in writing at any time prior to the date scheduled for such destruction or disposal. In such event, Buyers shall not destroy such documents or records and the parties shall then promptly arrange for the delivery of such documents or records to Sellers, their successors or assigns. Buyers’ reasonable out-of-pocket costs associated with the delivery of the requested documents or records shall be paid by Sellers.
(3)    Following Closing, Sellers shall permit Buyers and their representatives (including, without limitation, its counsel and auditors), to have access to, and examine and make copies of, all books and records relating to the Facilities, which books and records are retained by Sellers and which relate to transactions or events occurring prior to Closing.
5.4    Risk of Loss. In the event there is any damage to or loss of any of the Assets (whether by fire, theft, vandalism, terrorism, act of God or other cause or casualty, damage or loss) between the date hereof and Closing, the Purchase Price shall be reduced by the amount necessary to repair the damage, which reduction shall be offset by any amounts paid by Sellers’ insurance company and assigned to Buyers; provided, however, that in the event of a material casualty that affects any Facility and renders it unusable for its intended purposes, either party may elect to terminate this Agreement in its entirety without penalty or obligation.
5.5    Condemnation. From the date hereof through Closing, in the event any Facility becomes subject to or is threatened with any condemnation or eminent domain proceedings that threatens to render such Facility unusable for its intended purposes then Buyers, in their sole discretion, may elect to terminate this Agreement in its entirety without obligation or penalty. In the event that any Facility becomes subject to or is threatened with any condemnation or eminent domain proceedings which do not threaten to render any Facility unusable for its intended purposes, then the parties shall proceed to Closing and Buyers shall be entitled to any condemnation award or damages paid with respect to such proceeding.
5.6    Preserve Accuracy of Representations and Warranties. Sellers shall refrain from taking any action which would render any representation and warranty contained in Article 3 hereof untrue, inaccurate or misleading as of Closing. Sellers will promptly notify Buyers of any lawsuit, claim, administrative action or other proceeding asserted or commenced against Sellers that may involve or relate in any way to Sellers, the Assets or the operation of the Facilities. Sellers shall promptly notify Buyers of any facts or circumstances that come to Sellers’ attention and that cause, or through the passage of time or the giving of notice or either, may cause any of Sellers’ representations and warranties to be untrue at any time from the date hereof through Closing.
5.7    Maintain Books and Accounting Practices. From the date hereof through Closing, Sellers shall maintain their books of account in the usual, regular and ordinary manner on a basis consistent with prior years and shall make no change in its accounting methods or practices.
5.8    Maintain Insurance Coverage. From the date hereof through Closing, Sellers shall maintain and cause to be maintained the existing insurance on the Assets and the operations of the Facilities.
5.9    Licensure and Certification. The OpCo Buyers shall within ten (10) days of the date of this Agreement file all initial applications and other documents required by the State of Kentucky (the “State”) for the issuance of the licenses, certifications and approvals required by the State for the operation of the Facilities by the OpCo Buyers (the “Licensure Approvals”) and the OpCo Buyers shall diligently proceed with securing the Licensure Approvals, including providing the State with any supplemental or additional information required for the State to deem any such applications to be complete. The OpCo Buyers shall not use or bill under any Medicaid provider numbers used by the OpCo Sellers, and the OpCo Buyers shall be responsible for obtaining a new Medicaid provider agreement and number and/or Medicaid certification as may be necessary for the continued operations of the Facilities (“New Provider Number”). The OpCo Sellers’ Medicaid provider account numbers for the Facilities shall remain the sole and exclusive property of Sellers.
5.10    Performance. Sellers and Buyers shall take all reasonable steps to satisfy their respective obligations, and the conditions to Closing, including without limitation the application for necessary licenses and permits.
5.11    WARN Act; Hiring of Employees. Prior to Closing, Sellers will not temporarily or permanently close or shut down any “single” site of “employment” or any “facility” or any “operating unit,” department or service within a single site of employment, as such terms are used in WARN. At Closing, Buyers shall offer employment to a sufficient number of the Employees, and on such terms, and for such periods, as may be necessary to avoid triggering any obligations on behalf of Sellers under WARN or any similar state law or regulation.
5.12    Consents. Sellers shall use reasonable efforts to obtain all consents required for the assignment of the Assumed Contracts and Buyers shall assist Sellers in such efforts. Anything contained herein to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any of the Contracts if an attempted assignment thereof without the consent of another party thereto would constitute a breach thereof, unless such consent is obtained. If such consent is not obtained, or if an attempted assignment would be ineffective or would materially affect Sellers’ rights thereunder so that Buyers would not in fact receive all such rights, Sellers shall cooperate in any reasonable arrangement designed to provide Buyers the benefit under any such Assumed Contracts, including without limitation enforcement, at no out-of-pocket cost to Sellers, of any and all rights of Sellers against the other party or parties thereto arising out of the breach or cancellation by such other party or otherwise.
5.13    Cost Reports. Sellers shall timely prepare and file with the appropriate Medicare and Medicaid agencies any final cost reports with respect to its operation of the Facilities which are required to be filed by law under the terms of the Medicare and Medicaid Programs. Sellers shall provide Buyers with copies of such cost reports, together with copies of any amendments.
5.14    Prohibited Actions Pending Closing. Unless otherwise expressly provided for herein or approved by Buyers in writing, from the date of this Agreement until the Closing Date, Sellers shall not:
(1)    Make any capital improvements to the Real Estate in excess of $50,000 or incur any other obligations to make any such capital improvements in excess of $50,000;
(2)    Sell or otherwise dispose of, or agree to sell or dispose of any of the Assets, except in the ordinary course of business as permitted by this Agreement; and
(3)    Take any action prior to the Closing Date which would breach any of the representations and warranties contained in this Agreement or otherwise take any action outside of the ordinary course of business of Sellers.
5.15    Sale “As-Is”. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, AND EXCEPT FOR SELLERS’ REPRESENTATIONS AND WARRANTIES IN ARTICLE III OF THIS AGREEMENT AND ANY WARRANTIES OF TITLE CONTAINED IN THE DEED (“SELLERS’ WARRANTIES”), THIS SALE IS MADE AND WILL BE MADE WITHOUT REPRESENTATION, COVENANT, OR WARRANTY OF ANY KIND (WHETHER EXPRESS, IMPLIED, OR, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, STATUTORY) BY SELLERS. BUYERS AGREE TO ACCEPT THE REAL PROPERTY AND PERSONAL PROPERTY ON AN “AS IS” AND “WHERE IS” BASIS, WITH ALL FAULTS, AND WITHOUT ANY REPRESENTATION OR WARRANTY, ALL OF WHICH SELLERS HEREBY DISCLAIM. EXCEPT FOR SELLERS’ WARRANTIES, NO WARRANTY OR REPRESENTATION IS MADE BY SELLERS AS TO FITNESS FOR ANY PARTICULAR PURPOSE, MERCHANTABILITY, DESIGN, QUALITY, CONDITION, OPERATION OR INCOME, COMPLIANCE WITH DRAWINGS OR SPECIFICATIONS, ABSENCE OF DEFECTS, ABSENCE OF HAZARDOUS OR TOXIC SUBSTANCES, ABSENCE OF FAULTS, FLOODING, OR COMPLIANCE WITH LAWS AND REGULATIONS INCLUDING, WITHOUT LIMITATION, THOSE RELATING TO HEALTH, SAFETY, AND THE ENVIRONMENT. BUYERS ACKNOWLEDGE THAT BUYERS HAVE MADE THEIR OWN INVESTIGATION OF THE PHYSICAL, ENVIRONMENTAL, ECONOMIC USE, COMPLIANCE, AND LEGAL CONDITION OF THE PROPERTY AND EXCEPT FOR SELLERS’ WARRANTIES BUYERS ARE NOT NOW RELYING, AND WILL NOT LATER RELY, UPON ANY REPRESENTATIONS AND WARRANTIES MADE BY SELLERS OR ANYONE ACTING OR CLAIMING TO ACT, BY, THROUGH OR UNDER OR ON SELLERS’ BEHALF CONCERNING THE PROPERTY.
5.16    Confidentiality. The Parties agree that the terms of the Non-Disclosure Agreement, dated April 18, 2018, entered into by the Parties remain in full force and effect and are incorporated herein by reference.
Article 6.     CLOSING
6.1    Closing. If all of the conditions to Closing set forth in Articles 7 and 8 hereof are satisfied, then the closing of the transaction contemplated by this Agreement (the “Closing”) shall occur on November 30, 2018, to be effective as of 12:01 a.m. on December 1, 2018 (the “Closing Date”). If the Closing does not occur by December 1, 2018, it shall be the first day of the first month after all of the conditions to Closing set forth in Articles 7 and 8 hereof have been satisfied. Closing shall take place through the offices of Title Company in an escrow style closing, whereby the parties hereto and their attorneys need not be present, or at such other time or place as the parties may mutually agree. Upon consummation, the Closing shall be deemed to be effective, and the transfer of the Assets shall be deemed to have occurred, as of 12:01 a.m. local time on the Closing Date. On the day of Closing, Buyers shall pay to Sellers or their designee (pursuant to wire instructions given to Buyers by Sellers) funds in an amount equal to the Purchase Price, as adjusted pursuant to Section 2.1. Notwithstanding the forgoing, the parties agree that if the Closing Date is not a business day, the Closing shall still be effective as of 12:01 a.m. local time on the Closing Date once all closing deliveries, including the Purchase Price, have been exchanged, despite the fact that the exchange of closing deliveries may take occur before or after the Closing Date; provided that all such deliveries have been provided to the Title Company in escrow prior to the Closing Date.
6.2    Termination. Notwithstanding anything in this Agreement to the contrary, this Agreement and the obligations of the parties hereunder may be terminated at or prior to Closing as follows:
(1)    By Sellers: (a) in the event the transactions contemplated by this Agreement have been prohibited or enjoined by reason of any final judgment, decree or order entered or issued by a court of competent jurisdiction in litigation or proceedings involving either Buyers or Sellers; (b) pursuant to Section 12.15; or (c) in the event Buyers breach or violate any material provision of this Agreement or fail to perform any material covenant or agreement to be performed by Buyers under the terms of this Agreement and such breach, violation or failure is not cured prior to Closing or waived by Sellers at or prior to Closing.
(2)    By Buyers: (a) in the event the transactions contemplated by this Agreement have been prohibited or enjoined by reason of any final judgment, decree or order entered or issued by a court of competent jurisdiction in litigation or proceedings involving either Buyers or Sellers; (b) pursuant to Section 5.4, 5.5, 8.5(3) or 8.5(5); (c) in the event Buyers are dissatisfied with their due diligence review of the Facilities in any respect; provided that this termination right shall expire at 5:00 CT on the Due Diligence Termination Date (as defined in Section 8.6); or (d) in the event Sellers breach or violate any material provision of this Agreement or fail to perform any material covenant or agreement to be performed by either under the terms of this Agreement and such breach, violation or failure is not cured prior to Closing or waived by Buyers at or prior to Closing.
(3)    By Buyers or Sellers if Closing hereunder shall not have taken place by February 1, 2019, or by such later date as shall be agreed upon by an appropriate amendment to this Agreement if the parties agree in writing to an extension, provided that a party shall not have the right to terminate under this Section 6.2(3) if the conditions precedent to such party’s obligation to close have been fully satisfied and such party has failed or refused to close after being requested in writing to close by the other party.
Article 7.     SELLERS’ CONDITIONS TO CLOSE
The obligations of Sellers under this Agreement are subject to the satisfaction on or prior to Closing, of the following conditions (which may be waived in writing by Seller in whole or in part):
7.1    Representations and Warranties True at Closing; Compliance with Agreement. The representations and warranties of Buyers contained in this Agreement (including the Exhibits hereto) or in any certificate or document delivered by Buyers to Sellers pursuant hereto shall be deemed to have been made again at Closing and shall then be true in all material respects; and Buyers shall have performed and complied with all material covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to or at Closing.
7.2    No Action/Proceeding. No action or proceeding before a court or any other governmental agency or body shall have been instituted to restrain or prohibit the transaction herein contemplated, and no governmental agency or body or other entity shall have taken any other action as a result of which to proceed with the transactions hereunder will constitute a violation of law.
7.3    Order Prohibiting Transaction. No order shall have been entered in any action or proceeding before any court or governmental agency, and no preliminary or permanent injunction by any court shall have been issued which would have the effect of: (1) making the transactions contemplated by this Agreement illegal; or (2) otherwise preventing consummation of such transactions. There shall have been no United States federal or state statute, rule or regulations enacted or promulgated after the date of this Agreement that results in any of the consequences referred to in this Section.
7.4    Lender Approval. Sellers shall have received approval for the transactions contemplated hereby from its primary lender.
Article 8.     BUYERS’ CONDITIONS TO CLOSE
The obligations of Buyers under this Agreement are subject to the satisfaction, on or prior to Closing, of the following conditions (which may be waived in writing by Buyers in whole or in part):
8.1    Representations and Warranties True at Closing; Compliance with Agreement. The representations and warranties of Sellers contained in this Agreement (including the Exhibits hereto) or in any certificate or document delivered to Buyers in connection herewith, shall be deemed to have been made again at Closing and shall then be true in all material respects; and Sellers shall have performed and complied with all material covenants, agreements and conditions required by this Agreement to be performed or complied with by them prior to or at Closing.
8.2    No Loss, Damage of Destruction. In the event there is any damage to or loss of any of the Assets (whether by fire, theft, vandalism or other cause or casualty), the terms of Sections 5.4 and 5.5 shall have been complied with.
8.3    Regulatory Approvals. Buyers shall have obtained or have reasonable assurance that they will obtain (at their own cost) (a) certification for participation in the Medicaid Programs of the State under a new provider agreement and provider number, and (b) all other licenses, permits, approvals or certificates necessary for the ownership and operation of the Facilities; provided that the OpCo Buyers have promptly made application for such certifications, consents, licenses, etc.
8.4    No Action/Proceeding. No action or proceeding before a court or any other governmental agency or body shall have been instituted to restrain or prohibit the transaction herein contemplated, and no governmental agency or body or other entity shall have taken any other action as a result of which to proceed with the transactions hereunder constitute a violation of law. The waiting periods specified under the Antitrust Improvements Act with respect to the transactions contemplated by this Agreement shall have lapsed or been terminated.
8.5    Title Work and Surveys; Defects and Cure; Title Policy; Environmental Inspections. The obligations of Buyers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment prior to or at Closing of each of the following conditions, any and all of which may be waived, in whole or in part, by Buyers to the extent permitted by applicable Law:
(1)    Title Work. Sellers have furnished to Buyers copies of all existing title insurance policies insuring title to the Real Estate listed on Exhibit 1.1(1) (the “Existing Title Work”). Buyers have ordered, at Buyers’ expense, commitments from the Title Insurance Company to issue (i) updates to the Existing Title Work or (ii) new policies of title insurance for those portions of the Real Estate as to which there is no existing Title Work, together with legible copies of all exceptions to title referenced therein (the “New Title Work”). The New Title Work shall set forth the state of title as of each commitment’s effective date to the Real Estate together with all exceptions or conditions to such title, and all other encumbrances of record affecting such Real Estate, which would appear in an owner’s title policy of title insurance, if issued. Buyers shall furnish Sellers with copies of any New Title Work.
(2)    Survey. Sellers have furnished to Buyers copies of all existing land title surveys of the Real Estate listed on Exhibit 1.1(1) (the “Existing Surveys”). Within five (5) days following the date of this Agreement, Buyers may, at Buyers’ option and expense, obtain (i) updates to the Existing Surveys or (ii) current, as-built surveys for those portions of the Real Estate as to which there are no Existing Surveys (the “New Surveys”). Buyers shall furnish Sellers with copies of any New Surveys.
(3)    Defects and Cure. The Existing Title Work, the New Title Work, the Existing Surveys and the New Surveys are collectively referred to as “Title Evidence”. Buyers shall notify Sellers in writing within twenty (20) days after the date hereof of any claims, encumbrances, exceptions or defects disclosed in the Title Evidence, other than Permitted Exceptions, to which Buyers object (the “Defects”). Any matters disclosed in the Title Evidence as to which Buyers do not so object shall be deemed to be Permitted Exceptions. Sellers, at their sole cost and expense, shall cure any such Defects on or before Closing (“cure” shall include an endorsement by the Title Company reasonably acceptable to Buyers, either eliminating the Defect, insuring over the Defect or insuring against the effect of the Defect or Sellers may elect to not cure the Defect and shall give written notice to Buyers within ten (10) days of its receipt of Buyers’ notice of Defects of their decision. Within ten (10) days of Buyers’ receipt of Sellers’ election not to cure any Defects, Buyers may, at their election, (i) waive such uncured Defects and close (in which event such Defects shall be deemed Permitted Exceptions), or (ii) terminate this Agreement. If Sellers fail to timely give such notice, Sellers shall be deemed to have elected not to cure the Defects, whereupon Buyers may waive such Defects and close or may terminate this Agreement as provided in the immediately preceding sentence.
(4)    Title Policy. At the Closing, Buyers may obtain a current ALTA Form Owner’s Policy of Title Insurance (the “Title Policy”) for the Real Estate issued by the Title Company. The Title Policy shall be issued as of the Closing Date in an amount equal to the portion of the Purchase Price being allocated to the Real Estate and shall insure to Buyers good and marketable leasehold title to the Real Estate, subject only to (i) Permitted Exceptions and (ii) taxes for the current and subsequent years “not yet due and payable.” The Title Policy shall have all standard and general exceptions deleted so as to afford full “extended form coverage” and shall contain such available endorsements as Buyers shall reasonably require in connection with its review of the Title Evidence. Sellers shall execute such certificates and affidavits as may be reasonably necessary in connection with the issuance of the Title Policy as described in this Section 8.6. Buyers and Sellers shall share equally in the premiums, costs and expenses of the Title Policy. Buyers shall pay all charges, costs and expenses for any endorsements to the Title Policy requested by Buyers or their lender.
(5)    Environmental Inspections. For a period of twenty (20) days following the execution of this Agreement (the “Environmental Inspection Period”), Buyers and Buyers’ agents, representatives and contractors shall have the right to enter upon the Real Estate for the purpose of conducting such tests, assessments, evaluations and investigations as Buyers may determine in their sole discretion, in order to evaluate and determine the current environmental condition of the Real Estate, including without limitation Phase I or Phase II environmental assessments of the Real Estate. Within ten (10) days after the expiration of the Environmental Inspection Period, Buyers shall give written notice to Sellers if Buyers have identified any breach of Section 3.10 (“Environmental Conditions”). Buyers shall provide Sellers with a copy of Buyers’ Environmental Inspections reflecting such Environmental Conditions. If Buyers give notice of any Environmental Conditions to Sellers, and if such Environmental Conditions constitute a breach of Section 3.10, then Sellers (i) shall, at their sole cost and expense, cure or remedy such Environmental Conditions to Buyers’ reasonable satisfaction on or before Closing or (ii) may elect not to cure or remedy such Environmental Conditions, and shall give written notice of its election to Buyers within ten (10) days after Buyers’ notice of Environmental Conditions. Within ten (10) days of Buyers’ receipt of Sellers’ notice that Sellers have elected not to cure or remedy any Environmental Conditions, Buyers may elect to (i) waive such Environmental Conditions and close or (ii) elect to terminate this Agreement. If Sellers fail to timely give notice of its election as herein provided, Sellers shall be deemed to have elected not to cure or remedy the Environmental Conditions, whereupon Buyers may elect to waive such Environmental Conditions and close or terminate this Agreement as provided in the immediately preceding sentence.
8.6    Due Diligence Review. On or before the twentieth (20th) day following the execution of this Agreement (the “Due Diligence Termination Date”), Buyers shall have completed their due diligence investigations and review of the Facilities (including its review of any third party reports as Buyers may elect to obtain, at Buyers’ expense) with results acceptable to Buyers, in Buyers’ sole discretion. Notwithstanding the foregoing, Buyers and Sellers acknowledge that Buyers have obtained property condition assessments (the “PCAs”) with respect to the Facilities prior to the date of this Agreement. In order to resolve any matters identified by the PCA, including the condition of the roof of the Glasgow Facility, Sellers have agreed to give Buyers a credit towards the Purchase Price at Closing in the amount of One Hundred Thousand Dollars ($100,000) (the “PCA Credit”).
Article 9.     OBLIGATIONS OF SELLERS AT CLOSING
At Closing, Sellers shall deliver or cause to be delivered to Buyers the following in form and substance reasonably satisfactory to Buyers:
9.1    Performance of Covenants. Sellers shall have performed the covenants and obligations required of Sellers by this Agreement in all material respects.
9.2    Documents Relating to Title. Sellers shall execute, acknowledge, deliver and cause to be executed, acknowledged and delivered to Buyers:
(1)    A special warranty (the “Deed”) conveying to each PropCo Buyer fee simple title to the Real Estate of the applicable Facility subject to the Permitted Exceptions.
(2)    A Bill of Sale and Assignment conveying to each PropCo Buyer good and valid title to the Equipment and Furnishings.
(3)    A Bill of Sale and Assignment conveying to each OpCo Buyer good and valid title to the Assets other than the Real Estate and the Equipment and Furnishings.
(4)    An Assignment and Assumption Agreement conveying to each OpCo Buyer the applicable Assumed Contracts.
(5)    Certificates of title to all vehicles that constitute Assets endorsed by Sellers together with completed originals of any forms required by all applicable states to transfer the same.
9.3    Possession. Sellers shall deliver to Buyers full possession and control of the Facilities and Assets, free and clear of all liens, mortgages, pledges, security interests, restrictions, encumbrances and burdens of any kind whatsoever, including, without limitation, limitations on use and rights of reclamation by donees.
9.4    Corporate Good Standing and Resolutions. Sellers shall deliver to Buyers certificates of good standing from the Secretary of State of their state of organization, and from the State of Kentucky, and certified copies of the resolutions of the sole member of each Seller authorizing the execution, delivery and consummation of this Agreement and the execution, delivery and consummation of all other agreements and documents executed in connection herewith.
9.5    Closing Certificate. Sellers shall deliver to Buyers certificates of officers of Sellers, dated as of Closing, certifying that: (1) each covenant and obligation of Sellers has been complied with by Sellers; and (2) each representation and warranty of Sellers is true and correct at Closing as if made on and as of Closing.
9.6    Taxes and Other Payments. Sellers shall deliver to Buyers:
(1)    A certificate of non-foreign status signed by the appropriate party and sufficient in form and substance to relieve Buyers of all withholding obligations under Section 1445 of the Code. In the event that any Seller cannot furnish such a certificate or any Buyer is not entitled to rely upon such a certificate under the provisions of Section 1445 and the regulations thereunder, such Seller shall take and/or permit each Buyer or its nominee to take any and all steps necessary to allow such Buyer or its nominee to satisfy the requirements of Section 1445.
(2)    Executed releases of all mortgages, security interests, liens, pledges, restrictions or other encumbrances on or applicable to the Assets, other than the Permitted Exceptions.
Article 10.     OBLIGATIONS OF BUYERS AT CLOSING
At Closing, each Buyer shall deliver or cause to be delivered to the appropriate Seller the following in a form and substance reasonably satisfactory to Sellers:
10.1    Performance of Covenants. Buyers shall have performed the covenants and obligations required of Buyers by this Agreement in all material respects.
10.2    Purchase Price. Buyers shall pay to Sellers the Purchase Price upon the terms specified in Section 2.1 hereof.
10.3    Good Standing and Resolutions. Buyers shall deliver to Sellers a certificate of good standing from the Secretary of State of Kentucky, dated the most recent practical date prior to Closing, together with a certified copy of the resolutions of Buyers approving this Agreement and the consummation of the transactions intended hereby.
10.4    Closing Certificate. Buyers shall deliver to Sellers a certificate of officers of Buyers, dated as of Closing, certifying that: (1) each covenant and obligation of Buyers has been complied with by Buyers; and (2) each representation and warranty of Buyers is true and correct at Closing as if made on and as of Closing.
10.5    Assumption Documents.
(1)    A Bill of Sale and Assignment conveying to each ProCo Buyer good and valid title to the Equipment and Furnishings.
(2)    A Bill of Sale and Assignment conveying to each OpCo Buyer good and valid title to the Assets other than the Real Estate and the Equipment and Furnishings.
(3)    Assumption of Liabilities. An Assignment and Assumption Agreement pursuant to which Buyers shall covenant to perform and comply with all of the Assumed Liabilities, subject to the provisions of this Agreement, from and after Closing.
10.6    Use of Name. From and after Closing, Buyers shall discontinue all use of the name “Diversicare” and any related marks or derivatives thereof in connection with the operation of the Facilities; provided, however, that Buyers will be permitted to use such names and marks on existing signage and office supplies at the Facilities for a period not to exceed thirty (30) days.
Article 11.     SURVIVAL OF PROVISIONS AND INDEMNIFICATION
11.1    Survival. The covenants, obligations, representations and warranties of Buyers and Sellers contained in this Agreement, or in any certificate or document delivered pursuant to this Agreement, shall be deemed to be material and to have been relied upon by the parties hereto notwithstanding any investigation prior to Closing, and shall survive Closing for a period of one (1) year (except as provided in Section 5.3(3) above) and shall not be merged into any documents delivered in connection with Closing.
11.2    Indemnification by Sellers. Subject to Section 11.4, Sellers shall jointly, severally and promptly indemnify, defend, and hold harmless Buyers, the directors, officers, shareholders, employees and agents of Buyers, and the Assets against any and all losses, costs, and expenses (including reasonable costs of investigation, court costs and legal fees) and other damages resulting from: (1) any breach by Sellers of any of the covenants, obligations, representations or warranties or breach or untruth of any representation, warranty, fact or conclusion contained in this Agreement or any certificate or document of Sellers delivered pursuant to this Agreement; (2) any liability of Sellers not expressly assumed by Buyers pursuant to Section 1.3 hereof; (3) any claim (whether or not disclosed herein) that is brought or asserted by any third party(s) against Buyers arising out of the ownership, licensing, operation or conduct of the Facilities or Assets relating to all periods of time through Closing; and (4) the determination by Medicare, Medicaid, any fiscal intermediary, or any federal or state governmental authority that any amounts paid to any Seller by Medicare, Medicaid, any fiscal intermediary, or any federal or state governmental authority for any services provided by a Facility prior to the Closing Date resulted in an overpayment or other determination that funds previously paid by Medicare, Medicaid, any fiscal intermediary, or any federal or state governmental authority to Licensee must be repaid, which determination results in an offset against amounts owed to a Buyer.

11.3    Indemnification by Buyers. Subject to Section 11.4, Buyers shall promptly indemnify, defend, and hold Sellers harmless against any and all losses, costs, and expenses (including reasonable cost of investigation, court costs and legal fees) and other damages resulting from: (1) any breach by Buyers of any covenants, obligations, representations or warranties or breach or untruth of any representation, warranty, fact or conclusion contained in this Agreement or any certificate or document of Buyers delivered pursuant to this Agreement; (2) any claim which is brought or asserted by any third party(s) against Sellers for failure to pay or perform any of the Assumed Liabilities; and (3) subject to the other provisions of this Agreement, any claim that is brought or asserted by any third party(s) against Sellers arising out of or relating to the ownership, licensing, operation or conduct of the Facilities or Assets relating to all periods of time subsequent to Closing.
11.4    Rules Regarding Indemnification. The obligations and liabilities of each party which may be subject to indemnification liability hereunder (the “indemnifying party”) to the other party (the “indemnified party”) shall be subject to the following terms and conditions:
(1)    Claims by Non-parties. The indemnified party shall give written notice within a reasonably prompt period of time to the indemnifying party of any written claim by a third party which is likely to give rise to a claim by the indemnified party against the indemnifying party based on the indemnity agreements contained in this Article, stating the nature of said claim and the amount thereof, to the extent known. The indemnified party shall give notice to the indemnifying party that pursuant to the indemnity, the indemnified party is asserting against the indemnifying party a claim with respect to a potential loss from the third party claim, and such notice shall constitute the assertion of a claim for indemnity by the indemnified party. If, within thirty (30) days after receiving such notice, the indemnifying party advises the indemnified party that it will provide indemnification and assume the defense at its expense, then so long as such defense is being conducted, the indemnified party shall not settle or admit liability with respect to the claim and shall afford to the indemnifying party and defending counsel all reasonable assistance in defending against the claim, but the indemnified party shall remain entitled to notice and an opportunity to participate in any proceedings relating to the claim. If the indemnifying party assumes the defense, counsel shall be selected by such party and if the indemnified party then retains its own counsel, it shall do so at its own expense. If the indemnified party does not receive a written objection to the notice from the indemnifying party within thirty (30) days after the indemnifying party’s receipt of such notice, the claim for indemnity shall be conclusively presumed to have been assented to and approved, and in such case the indemnified party may control the defense of the matter or case and, at its sole discretion, settle or admit liability. If, within the aforesaid thirty (30) day period, the indemnified party shall have received written objection to a claim (which written objection shall briefly describe the basis of the objection to the claim or the amount thereof, all in good faith), then for a period of ten (10) days after receipt of such objection the parties shall attempt to settle the dispute as between the indemnified and indemnifying parties. If they are unable to settle the dispute, the unresolved issue or issues may be resolved in conjunction with the underlying action that gave rise to the claim for indemnification.
(2)    Claims by a Party. The determination of a claim asserted by a party hereunder (other than as set forth in subsection (1) above) pursuant to this Article shall be made as follows: The indemnified party shall give written notice within a ten (10) days to the indemnifying party of any claim by the indemnified party which has not been made pursuant to subsection (1) above, stating the nature and basis of such claim and the amount thereof, to the extent known. The claim shall be deemed to have resulted in a determination in favor of the indemnified party and to have resulted in a liability of the indemnifying party in an amount equal to the amount of such claim estimated pursuant to this Section if within forty-five (45) days after the indemnifying party’s receipt of the claim the indemnified party shall not have received written objection to the claim. In such event, the claim shall be conclusively presumed to have been assented to and approved. If, within the aforesaid forty-five (45) day period, the indemnified party shall have received written objection to a claim (which written objection shall briefly describe the basis of the objection to the claim or the amount thereof, all in good faith), then for a period of sixty (60) days after receipt of such objection the parties shall attempt to settle the disputed claim as between the indemnified and indemnifying parties. If they are unable to settle the disputed claim, the unresolved issue or issues be resolved in conjunction with the underlying action that gave rise to the claim for indemnification.
(3)    Indemnification Maximum. The maximum aggregate liability of Sellers for indemnification under this Agreement with respect to claims made or arising under Section 11.2 shall be equal to One Million Eight Hundred and Seventy Thousand Dollars ($1,870,000); provided that with respect to any claim arising under Section 11.2(4), the maximum aggregate liability shall be Three Million Dollars ($3,000,000).
(4)    Indemnification Threshold. Buyers agree not to seek recourse against, and shall not recover from Sellers under Section 11.2 on account of any Loss arising out of a breach of Sellers’ representations and warranties in Article 3 hereof, unless and until the aggregate amount thereof with respect to Losses exceeds Fifty Thousand Dollars ($50,000) (the “Indemnification Threshold”), after which Sellers shall only be liable for amounts above the Indemnification Threshold. Notwithstanding the foregoing, the Indemnification Threshold shall not be applicable if the indemnification claim relates to an Excluded Liability, or any proration of real estate taxes.
11.5    Guaranty. Diversicare Holding Company, LLC (“Guarantor”) hereby guaranties the obligations of Sellers (i) to forward to Buyer the payments set forth in Section 2.6(2) and shall join in the execution of this Agreement solely for such purposes, and (ii) with respect to any claim for indemnification arising under Section 11.2(4) above.
Article 12.     MISCELLANEOUS
12.1    Assignment. Except as otherwise provided below, neither Sellers nor Buyers may assign any rights or delegate any obligations under this Agreement without the prior written consent of the other party, and any prohibited assignment or delegation will be null and void. Notwithstanding the foregoing, Buyers may assign their rights to an affiliate so long as Buyers remain obligated hereunder. This Agreement shall be binding upon and shall inure to the exclusive benefit of the parties hereto and their respective permitted heirs, legal representatives, successors and assigns.
12.2    Other Expenses. Except as otherwise provided in this Agreement, Sellers shall pay all of their expenses in connection with the negotiation, execution, and implementation of the transactions contemplated by this Agreement and Buyers shall pay all of their expenses in connection with the negotiation, execution, and implementation of the transactions contemplated by this Agreement. Any real property transfer taxes shall be paid by Sellers. The costs of the procurement of the Title Policy and the related closing fees of the Title Company incurred in connection with the transactions contemplated within this Agreement shall be borne equally by Buyers and Sellers at Closing. The cost of any endorsement to the Title Policy shall be paid by Buyers. All costs associated with any real property surveys, environmental reports, or document recording fees incurred in connection with the transactions contemplated within this Agreement shall be borne solely by Buyers and paid by Closing. All real estate taxes, other than those described above, incurred in connection with the transactions contemplated within this Agreement shall be prorated at Closing. All other costs incurred in connection with the transactions contemplated within this agreement shall be prorated at Closing.
12.3    Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given: (1) if delivered personally or sent by facsimile, on the date received; (2) if delivered by overnight courier, on the day after mailing; and (3) if mailed, five (5) days after mailing with postage prepaid. Any such notice shall be sent as follows:
To Sellers:

Diversicare Healthcare Services
1621 Galleria Boulevard
Brentwood, Tennessee 37027
Attn: President
(615) 771-7575
(615) 771-7409 (fax)

with a copy to:

Bass Berry & Sims, PLC
150 Third Avenue South, Suite 2800
Nashville, Tennessee 37201
Attn: Michael R. Hill
(615) 742-6249
(615) 742-0461 (fax)

To Buyers:

c/o The Portopiccolo Group
440 Sylvan Avenue, Suite 240
Englewood Cliffs, NJ 07632
Attn: Simcha Hyman

with a copy to:

Simcha D. Schonfeld, Esq.
Koss & Schonfeld, LLP
90 John Street, Suite 503
New York, NY 10038

12.4    Confidentiality. All parties agree to maintain the confidentiality of the existence of this Agreement and the transactions contemplated hereunder, unless disclosure is required by law, except that Buyers shall be entitled to disclose the terms of this Agreement to their attorneys, accountants, financing sources, third party agents, investors, and other advisors, provided, such persons agree to keep the terms of this Agreement confidential.
12.5    Controlling Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Kentucky without regard to its choice or conflicts of law provisions.
12.6    Headings. Table of contents and Section headings in this Agreement are for convenience of reference only and shall not be considered or referred to in resolving questions of interpretation.
12.7    Partial Invalidity. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.
12.8    Waiver. Neither the failure nor any delay on the part of any party hereto in exercising any rights, power or remedy hereunder shall operate as a waiver thereof, or of any other right, power or remedy; nor shall any single or partial exercise of any right, power or remedy preclude any further or other exercise thereof, or the exercise of any other right, power or remedy. No waiver of any of the provisions of this Agreement shall be valid unless it is in writing and signed by the party against which it is sought to be enforced.
12.9    Counterparts. This Agreement may be executed simultaneously in two or more counterparts each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.
12.10    Interpretation; Knowledge. All pronouns and any variation thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or entity, or the context, may require. Further, it is acknowledged by the parties that this Agreement has undergone several drafts with the negotiated suggestions of both; and, therefore, no presumptions shall arise favoring either party by virtue of the authorship of any of its provisions or the changes made through revisions. Whenever in this Agreement the term “to Sellers’ Knowledge”, “to the knowledge of Sellers” or the like is used, Sellers shall be deemed to have the actual knowledge of each Facility’s administrator, and the officers of the sole member of each Seller.
12.11    Entire Agreement. This Agreement, including the Exhibits hereto, constitutes the entire agreement between the parties hereto with regard to the matters contained herein and it is understood and agreed that all previous undertakings, negotiations, letters of intent and agreements between the parties are merged herein. This Agreement may not be modified orally, but only by an agreement in writing signed by Buyers and Sellers.
12.12    Legal Fees and Costs. In the event any party incurs legal expenses to enforce or interpret any provision of this Agreement, the prevailing party will be entitled to recover such legal expenses, including, without limitation, attorney’s fees, costs and necessary disbursements, in addition to any other relief to which such party shall be entitled.
12.13    No Third Party Beneficiaries. The provisions of this Agreement are solely for the benefit of the parties hereto. It shall create no rights in any persons other than as set forth in the immediately preceding sentence.
12.14    Exclusivity. Until and unless this Agreement is terminated by Buyers, Sellers will not solicit any offers or proposals, or enter into letters of intent, negotiations or contracts with any third-party with respect to a transaction relating to the sale, transfer, conveyance, merger or any other transaction of similar import with respect to Sellers or any of the Assets.
12.15    Supplements to Exhibits and Schedules. After the date of this Agreement, the Sellers may supplement any of the Exhibits and Schedules with respect to matters of which they become aware after the most recent accepted version of such Exhibit or Schedule by written notice (including appropriate supporting documentation). Submission of supplemental Exhibits and Schedules shall be in writing delivered via overnight courier to the Buyers. The submitted supplemental Exhibits and Schedules shall be deemed accepted and thereby become an Exhibit or Schedule to this Agreement unless: (i) such proposed Exhibit or Schedule would, individually or in aggregate with the effect of items disclosed in other supplemental Exhibits and Schedules which were first submitted after signing of this Agreement, constitute a material adverse effect, and (ii) within five (5) business days after receipt of such proposed supplemental Exhibit or Schedule, the Buyers provide written notice to Sellers reasonably detailing the objection thereof and changes in such proposed Exhibit or Schedule which would make the same acceptable. Should the parties not be able to resolve written objections within ten (10) business days thereafter, then either party may withdraw from this Agreement and terminate it without any obligation or liability of any sort and this Agreement shall be treated as never having been executed or delivered. In the event the Closing occurs, any such newly completed Exhibits or Schedules or supplements shall be effective, they shall represent the final version of the Exhibit or Schedule for all purposes.
12.16    Business Days. To the extent that the expiration of any time period hereunder falls on a day that is not a business day, the expiration of such time period shall be extended to 5:00 pm CT on the following business day.

The parties hereto have executed this Agreement as of the date first above written.
SELLERS:

DIVERSICARE OF FULTON, LLC

By:/s/James R. McKnight, Jr.

Title: President & CEO

DIVERSICARE FULTON PROPERTIES, LLC

By:/s/James R. McKnight, Jr.

Title: President & CEO

DIVERSICARE CLINTON, LLC

By:/s/James R. McKnight, Jr.

Title: President & CEO

DIVERSICARE CLINTON PROPERTIES, LLC

By:/s/James R. McKnight, Jr.

Title: President & CEO

DIVERSICARE OF GLASGOW, LLC

By:/s/James R. McKnight, Jr.

Title: President & CEO

DIVERSICARE GLASGOW PROPERTIES, LLC

By:/s/James R. McKnight, Jr.

Title: President & CEO

BUYERS:

FULTON NURSING AND REHABILITATION, LLC

By:/s/Simcha Hyman

Title: Manager

HOLIDAY FULTON PROPCO LLC

By:/s/Simcha Hyman

Title: Manager

BIRCHWOOD NURSING AND REHABILITATION LLC

By:/s/Simcha Hyman

Title: Manager

PADGETT CLINTON PROPCO LLC

By:/s/Simcha Hyman

Title: Manager

WESTWOOD NURSING AND REHABILITATION LLC

By:/s/Simcha Hyman

Title: Manager

WESTWOOD GLASGOW PROPCO LLC

By:/s/Simcha Hyman

Title: Manager

GUARANTOR: (for purposes of Section 11.5):

DIVERSICARE HOLDING COMPANY, LLC

By:/s/James R. McKnight, Jr.

Title: President & CEO

List of Exhibits

Exhibit A    Facilities
1.1(1)        Real Estate
1.1(8)        Deposits
1.2        Excluded Assets
3.3        Financial Statements
3.4        Material Change in Condition of Sellers
3.8(1)        Personal Property Liens
3.9        Contracts
3.12        Litigation
3.13        Sellers’ Employees
3.15        Insurance
3.17        Employee Benefit Plans
3.26        Compliance Exceptions
3.27        Reimbursement Matters

EXHIBIT A

FACILITIES

Facility	Address	OpCo Seller	PropCo Seller	OpCo Buyer	PropCo Buyer
Diversicare of Fulton	1004 Holiday Lane Fulton, KY 42041	Diversicare of Fulton, LLC	Diversicare Fulton Properties, LLC	Fulton Nursing and Rehabilitation LLC	Holiday Fulton Propco LLC
Diversicare of Clinton Place	106 Padgett Drive Clinton, KY 42031	Diversicare Clinton, LLC	Diversicare Clinton Properties, LLC	Birchwood Nursing and Rehabilitation LLC	Padgett Clinton Propco LLC
Diversicare of Glasgow	300 Westwood Street Glasgow, KY 42141	Diversicare of Glasgow, LLC	Diversicare Glasgow Properties, LLC	Westwood Nursing and Rehabilitation LLC	Westwood Glasgow Propco LLC

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